Exhibit (a)(25)

DEUTSCHE DWS INTERNATIONAL FUND, INC.

CERTIFICATE OF NOTICE

Deutsche DWS International Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (which is hereinafter called the “Corporation”), hereby files this Certificate of Notice with the State Department of Assessments and Taxation of Maryland to reflect the following transaction:

Effective as of 9:00 a.m. Eastern Time on December 9, 2019, the Corporation, on behalf of the DWS Global Macro Fund (the “Acquiring Fund”), a separate series of the Corporation, and the Corporation, on behalf of the DWS World Dividend Fund (the “Acquired Fund,” and, together with the Acquiring Fund, each a “Fund” and collectively the “Funds”), a separate series of the Corporation, closed on the transactions contemplated by a certain Agreement and Plan of Reorganization dated as of September18, 2019 (the “Agreement”) between the Corporation, on behalf of the Acquiring Fund, and the Corporation, on behalf of the Acquired Fund, and DWS Investment Management Americas, Inc. (“DIMA”), investment adviser for the Funds.

The Agreement constituted a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). The reorganization consisted of (i) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for voting Class A, Class C, Class R6, Class S, Class T and Institutional Class shares of capital stock (par value $0.01 per share) of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (such shares to be held by the Corporation in a fiduciary capacity until the distribution thereof pursuant to (ii) below), and (ii) the Acquired Fund’s distribution to the Acquired Fund’s shareholders of record with respect to each class of its shares (the “Acquired Fund Shareholders”), determined as of the time of such distribution, on a pro rata basis within that class, of the Acquiring Fund Shares of the same class received by the Acquired Fund pursuant to section (i) above in redemption of the shares held by the Acquired Fund Shareholders in the Acquired Fund, and the termination of the Acquired Fund as provided in the Agreement, all upon the terms and conditions hereinafter set forth in the Agreement. The number of Class A, Class C, Class R6, Class S, Class T and Institutional Class Acquiring Fund Shares issued (including without limitation fractional shares, if any) to the Acquired Fund in consideration for the assets of the Acquired Fund was determined with respect to each class of the Acquired Fund by dividing the value of the assets net of liabilities attributable to such class determined in accordance with the terms of the Agreement, by the net asset value of an Acquiring Fund Share of the same class determined in accordance with the terms of the Agreement. The liquidating distribution of each class of the Acquiring Fund Shares to the Acquired Fund Shareholders was accomplished with respect to each class of the Acquired Fund by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders in accordance with the terms of the Agreement.

A copy of the Agreement is available upon written request to the Secretary of the Corporation at the following address: DWS Investment Management Americas, Inc., One International Place, 12th Floor, Boston, MA 02110.

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IN WITNESS WHEREOF, Deutsche DWS International Fund, Inc. has caused this Certificate of Notice to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 7th day of February, 2020; and its Vice President acknowledges that this Certificate of Notice is the act of Deutsche DWS International Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:	DEUTSCHE DWS INTERNATIONAL FUND, INC.

/s/ Ciara Crawford	/s/ John Millette

Name: Ciara Crawford	Name: John Millette
Position: Assistant Secretary	Position: Vice President

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